New Senior Investment Group Inc.

April 9, 2019

VIA EMAIL
Ms. Lori B. Marino

Dear Lori:

It is with great pleasure that we extend to you an offer to join New Senior Investment Group Inc. (collectively with its subsidiaries and affiliates, the “Company”), as set forth below. This letter, together with Exhibit A hereto, is referred to herein as the “Letter Agreement.”

Title:	You will serve as Executive Vice President, General Counsel & Secretary, reporting to the Chief Executive Officer of the Company (the “CEO”). You will devote your full working time to the Company.

Start Date:	On April 29, 2019 (or such earlier or later date as the Company and you shall mutually agree) (the “Start Date”).

Location of Employment:	You will be an employee of the Company at its office in New York, New York, although you acknowledge that you may be required to travel from time to time for business reasons, as reasonably requested by the Company.

Term:
This Letter Agreement shall govern the initial three years of your employment commencing on the Start Date (the “Initial Term”). In the event this Letter Agreement is not terminated, amended or superseded by a subsequent agreement between the parties prior to the expiration of the Initial Term or any Renewal Term, the terms of this Letter Agreement shall continue to govern the terms and conditions of your employment for successive one-year periods (each, a “Renewal Term” and the period of your employment under this Letter Agreement shall be referred to as the “Term”). Notwithstanding anything to the contrary, nothing in this Letter Agreement shall be construed as giving you the right to continued employment or the right to be employed in any position or capacity by the Company and your employment may be terminated by either party, for any reason whatsoever, in accordance with the terms hereof and the “Employment Relationship” and “Severance Benefits” sections below.

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Base Salary:
Your base salary will be paid at the rate of $400,000 per annum (the “Base Salary”), payable in accordance with the regular payroll practices of the Company. This means that you will be paid your Base Salary on a semi-monthly basis on the 15th (the “First Payday”) and the last day of each month (the “Second Payday”). If the First Payday falls on a holiday or a day outside the regular workweek, then you will be paid on the business day immediately prior to the First Payday, and if the Second Payday falls on a holiday or a day outside the regular workweek, then you will be paid on the business day immediately prior to the Second Payday. The Company reserves the right to modify its payroll practices and payroll schedule at its sole discretion.

Sign-On Award:
As soon as reasonably practicable after the Start Date, the Company will recommend to the Compensation Committee of the Company’s Board of Directors that it approve an equity award (the “Sign-On Award”) pursuant to the New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, as it may be amended from time to time (and any successor plan thereto) (the “Plan”), approximately 33.33% of which will be in the form of stock options or warrants (such options, the “Options”) and approximately 66.67% of which will be in the form of restricted stock or restricted stock units. The Sign-On Award will have a grant date fair market value of $600,000 (with the number of Options to be determined based on Black Scholes methodology used in the ordinary course by the Company’s option valuation firm). The Options will have a per share exercise price equal to the fair market value of a share of common stock of the Company on the date of grant and an outside term of ten years. In the event of a termination without Cause by the Company, a resignation for Good Reason by you, or your death or permanent disability, any then vested Options (including, for the avoidance of doubt, any Options which vest upon such termination) will remain outstanding and exercisable for a one year period; in the event you resign without Good Reason, any then vested Options will remain outstanding and exercisable for 90 days; and in the event you are terminated for Cause, vested Options will immediately terminate without payment. Unless provided in this Letter Agreement, any unvested Options outstanding as of any separation from service with the Company will immediately terminate without payment.

The Sign-On Award is subject to your execution of the applicable award agreements governing such equity grants, which shall not contain terms inconsistent with those set forth in this Letter Agreement. The Sign-On Award will vest ratably over the three year period commencing with the date of grant, subject to your continued employment on the applicable vesting dates associated with such Sign-On Award, except as otherwise provided in this Letter Agreement. All dividends declared on unvested restricted stock or restricted stock units granted pursuant to the Sign-On Award shall accrue and become vested to the same extent that the underlying shares become vested and shall be paid within 60 days following the vesting date. In order to be eligible to receive the Sign-On Award, you must commence employment with the Company on the Start Date and be an active employee at, and not have given or received notice of termination prior to, the date of grant.

2019 Minimum Annual Bonus:
For calendar year 2019, and provided you begin employment at the Company on the Start Date, you will receive a minimum cash Annual Bonus (defined below) of $300,000, payable at such time as similarly situated Company employees receive Annual Bonuses in respect of calendar year 2019, which time will be no later than March 15, 2020 (the “2019 Minimum Bonus”). Except as otherwise provided in this Letter Agreement, in order to be eligible for the 2019 Minimum Bonus, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

Annual Discretionary Bonus (after January 1, 2020):
For calendar years after 2019 and during the Term, you will be eligible to receive an annual cash bonus (the “Annual Bonus”), subject to the terms and conditions in this section. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in its discretion, will determine whether any such bonus will be paid and the amount of any such bonus. The amount of your Annual Bonus, if any, shall be based on the Company’s and your performance against performance criteria established by the Compensation Committee, after consultation with the CEO. Such performance criteria shall include minimum performance criteria (the “Bonus Threshold Criteria”), which must be met, as determined by the Compensation Committee in its discretion, in order for you to be eligible to receive any annual discretionary bonus. Your target annual bonus amount is 75% of your Base Salary (the “Target Bonus”). If the Compensation Committee determines, in its discretion, that the performance criteria for the payment of a Target Bonus in any applicable calendar year has been met or exceeded, you will be eligible to receive the Target Bonus or a higher amount, but not more than 100% of your Base Salary (the “Maximum Target Bonus”). Likewise, if the performance criteria for the payment of a Target Bonus has not been met for any applicable calendar year, but the Bonus Threshold Criteria has otherwise been met or exceeded, you will be eligible to receive an amount lesser than the Target Bonus, but not less than 50% of your Base Salary (the “Minimum Target Bonus”). For the avoidance of doubt, if the Bonus Threshold Criteria has not been met for any applicable calendar year, then you will not be eligible to receive an Annual Bonus for such calendar year. The Annual Bonus (if any) will be paid to you, in cash, no later than March 15 of the immediately subsequent calendar year.

Payment of an Annual Bonus or any bonus in any given fiscal or calendar year does not entitle you to additional compensation or any such bonus in any subsequent year. Except as otherwise provided in this Letter Agreement, in order to be eligible for any bonus while employed at the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

Equity-Based Compensation:
During the Term, in addition to the Sign-On Award, you will be eligible to receive annual equity-based awards pursuant to the Plan, which shall be granted at the same time as other annual equity-based grants to, and subject to the terms and conditions generally applicable to, other senior executives of the Company and in this section of the Letter Agreement. The Compensation Committee, in its discretion, will determine whether any such awards will be made to you and the amount of any such awards in accordance with this section of the Letter Agreement, with the target value for such annual awards equal to 100% of your Base Salary (based on the grant date fair market value of the Company’s publicly traded common stock as determined under the Plan) (your “Target Award Value”); provided that, the Compensation Committee may, in its discretion grant annual awards with a target value in excess of your Target Award Value. Any such annual equity awards shall be granted within 90 days following the commencement of each calendar year during the Term (except, in the event that the Compensation Committee determines that the Company has an insufficient number of shares remaining under the Plan to make such grants, such grants will not be made unless and until the Company’s shareholders approve for issuance at least the number of shares necessary to make such awards under the Plan). With respect to any annual equity awards granted in a given year, (a) 75% will be in the form of a performance-based restricted stock or restricted stock units, pursuant to which 0% to 150% of the target number of shares subject to the award may be earned (with a threshold opportunity equal to 50% of such target number of shares, a target opportunity equal to 100% of such target number of shares, and a maximum opportunity equal to 150% of such target number of shares), with the performance goals for such award to be based on Company performance over a three-year performance period compared against performance criteria established by the Compensation Committee after consultation with the CEO and based on industry-standard metrics and (b) 25% will be in the form of time-based vesting restricted stock that will vest ratably over a three year period, in each case subject to your continued employment through each such vesting date (except as otherwise provided in this Agreement) and unless otherwise determined by the Compensation Committee. With respect to annual awards granted in the form of restricted stock or restricted stock units (regardless of whether such awards vest based on time or performance goals), when dividends are declared on the unvested underlying shares, such dividends shall accrue and become vested and paid to the same extent that the underlying shares become vested (but in no event later than 2.5 months following the year in which such award becomes vested).

Your entitlement to any equity awards remains subject to your execution of the applicable award agreements governing such awards. In order to be eligible to receive any equity awards, you must be an active employee at, and not have given or received notice of termination prior to, the date of grant.

Benefits:
Effective on the Start Date, you (and your spouse, registered domestic partner and/or eligible dependents, if any) shall be entitled to participate in the same manner as other similarly situated employees of the Company in the employee benefit plans that are generally made available to the Company’s employees, subject to satisfying the applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, at the Company’s sole discretion.

Indemnification and Director and Officer Liability Insurance:
During the course of your employment, the Company shall maintain director and officer liability insurance (“D&O Insurance”) under which you shall be covered to the fullest extent permissible under the Company’s D&O Insurance policy or policies.

Paid Time Off:	During your employment, you will be entitled to paid time off (“Paid Time Off”) in accordance with the Company’s policies then in effect.
Representation:
You represent that on the Start Date, you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers. You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers. You represent that you have returned to all prior employers any and all such confidential and proprietary information. You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company. You agree that you will not use such information. You represent that you are not currently a party to any pending or threatened litigation or arbitration, including with any current or former employer or business associate. In the event that you become a party to any pending or threatened litigation or arbitration after the date on which you sign this Letter Agreement but prior to your Start Date and at all times thereafter while you are employed by the Company, you shall promptly provide the Company with notice of such, in writing. You shall indemnify and hold harmless the Company from any and all claims arising from any breach of the representations and warranties in this paragraph.

You represent that you understand that this Letter Agreement sets forth the terms and conditions of your employment relationship with the Company and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of the Company or any of its affiliates with respect to any matter set forth herein based on the terms or conditions of such person’s employment relationship with the Company or any of its affiliates.

Work Authorization:	Employment with the Company is contingent upon your unrestricted authorization to work in the United States and providing documentation establishing your identity and authority to work within the time period specified by law.

Policies and Procedures:	You agree to comply fully with all Company policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, tax, regulatory and compliance procedures.

Employment Relationship:
This Letter Agreement is not a contract of employment for any specific period of time, and subject to the notice provisions herein, your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever. In each case where the term the “Company” is used in this Letter Agreement it shall mean, in addition to the Company, any Company affiliate by whom you may be employed on a full-time basis at the applicable time. You agree that effective as of any separation from service with the Company, you will have been deemed to resign from all positions you may hold with the Company and its affiliates (including any board memberships), and will take any actions that may be reasonably required to effectuate such resignation, without prejudice against any rights you may otherwise have under this Agreement.

You agree to provide the Company with at least thirty (30) days’ advance written notice of your resignation of employment (the “Notice Period,” which Notice Period shall be considered a “Protective Covenant” (as hereinafter defined) for purposes of this Letter Agreement). The Company may, in its sole discretion, direct you to cease performing your duties, refrain from entering the Company’s offices and/or restrict your access to the Company systems, trade secrets and confidential information, in each case during all or part of the Notice Period. During the Notice Period, you shall continue to be an employee of the Company, the Company shall continue to pay you your Base Salary and benefits, and you shall be entitled to all other benefits and entitlements as an employee until the end of the Notice Period (although you acknowledge that (i) if your resignation is not for Good Reason (as defined below), you shall not be entitled to receive any bonus not already paid prior to the commencement of the Notice Period (and if your resignation is for Good Reason, you will be entitled only to such bonus amounts as are set forth under “Severance Benefits” below); (ii) your Base Salary, benefits, and entitlements shall cease if you breach any of your agreements with or obligations to the Company or any of its affiliates, including, without limitation, those “Protective Covenants” set forth below and incorporated herein; (iii) your Paid Time Off (as defined below) will be treated in accordance with the Company’s policies then in effect; and (iv) such Notice Period shall be disregarded for purposes of the vesting of equity, if any).

Severance Benefits:
The following constitutes “Severance Benefits”:

If your employment with the Company is terminated without Cause (as hereinafter defined) by the Company (which shall include a non-renewal of the Term by the Company) or for Good Reason (as defined below) by you (any such event, a “Qualifying Termination”), in either case at any time other than during a Change in Control Protected Period (defined below), and subject to your compliance with the Protective Covenants (below) and your execution without revocation of a release of claims against the Company (a “Release”) within sixty (60) days following the date of such termination, you will be entitled to: (i) a lump sum payment equal to the product of (x) one (1) and (y) the sum of your then current Base Salary and Target Bonus; (ii) a prorated portion of your Target Bonus for the year in which your employment is terminated (the “Prorated Bonus”); and (iii) a lump sum payment equal to the product of (x) twelve (12) and (y) the amount equal to the monthly premium for health, prescription drug, dental and vision coverage as in effect on the date of termination under the Company’s plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, less the portion of the monthly premium cost of such coverage payable by an active employee as of the date of termination (the “Monthly COBRA Premium”); and (iv) to the extent not otherwise provided for under the Plan or any successor thereto, as applicable, or any award agreement granted thereunder, (x) immediate vesting in any then outstanding Sign-On Awards and (y) for any then outstanding annual equity awards granted under the Plan or any successor thereto, (I) with respect to any then outstanding time-vesting award, (A) if such award vests in annual (or shorter) installments, immediate vesting in that portion of the award that would have otherwise vested within 365 days following the date of any such separation from service and (B) if such award provides for vesting not described in clause (A), immediate vesting in a pro-rated portion of the award, based on the period of time that has elapsed during the vesting period, and (II) with respect to any then outstanding performance based award, vesting shall be based on achievement of actual performance as of the date of such separation from service compared against the relevant performance metrics (with such performance metrics prorated based on the period of time that has elapsed during the performance period) and prorated based on the period of time that has elapsed during the performance period. The amounts set forth in the preceding clauses (i), (ii), and (iii) shall be paid to you within sixty (60) days following your Qualifying Termination. In addition to the foregoing, if the Qualifying Termination occurs on or after the end of a given year but before the date that annual bonuses that may be payable in respect of such year are to be paid, then you will receive, at such time (if any) as such annual bonuses are otherwise paid to remaining senior executives of the Company, the annual bonus you would have received (if any) if you had remained employed through such date (any such bonus, the “Prior Year Bonus”).

Change in Control Benefits:
The following constitutes “Change in Control Benefits”:

Upon a Change in Control (as such term is defined in the Plan), to the extent not otherwise provided under the Plan or any successor thereto, as applicable, or any award agreement granted thereunder, any outstanding performance-based equity awards granted under the Plan or any successor thereto shall become immediately vested, based on achievement of actual performance as of the date of the Change in Control compared against the relevant performance metrics (with such performance metrics prorated based on the period of time that has elapsed during the performance period) and prorated based on the period of time that has elapsed during the performance period.

If a Qualifying Termination occurs on or within one year after a Change in Control (as such term is defined in the Plan) (the “Change in Control Protected Period”), you shall receive: (i) a lump sum payment equal to the product of (x) two (2) and (y) the sum of your then current Base Salary and Target Bonus; (ii) your Prorated Bonus; (iii) a lump sum payment equal to the product of (x) eighteen (18) and (y) the Monthly COBRA Premium; and (iv) to the extent not otherwise provided above or under the Plan or any successor thereto or any award agreement granted thereunder, immediate vesting in any then outstanding equity awards (to the extent not otherwise vested), including for the avoidance of doubt, the Sign-On Award, granted under the Plan or any successor thereto; provided that, any performance-based awards granted on or after the Change in Control shall vest at the greater of target value or actual performance as of the date of termination. The amounts set forth in the preceding clauses (i), (ii), and (iii) shall be paid to you within a reasonable time following your termination of employment, not to exceed sixty (60) days. You shall also be entitled to any Prior Year Bonus.

Death and Disability Benefits:
In the event that your employment terminates on account of your death or Disability (as defined below), then to the extent not otherwise provided under the Plan or any successor thereto, as applicable, or any award agreement granted thereunder, any outstanding equity awards granted under the Plan or any successor thereto shall become immediately fully vested upon such termination; provided, that with respect to any performance-based awards, vesting shall be determined as though target performance has been achieved. You (or your estate) will also be entitled to your Prior Year Bonus.

Protective Covenants:
As a Company employee, at all times you owe the Company your undivided loyalty. You shall not, directly or indirectly, without prior written consent of the Company, at any time during your employment hereunder (including any Notice Period), provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, employed by or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with (any such action, individually, and in the aggregate, to “compete with”), the Company (including, for these purposes, any of its affiliates). Notwithstanding anything else herein, the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the United States Securities Exchange Act of 1934, as amended from time to time) of not more than one percent (1%) of the voting stock of any public company shall not be deemed a violation of this Letter Agreement.

You hereby agree that during your employment with the Company and for the Restricted Period (defined below), you shall not directly or indirectly, without prior written consent of the Company, provide services to, own, manage, operate, join, control, be employed by, participate in, be connected with or associated with any business, individual, partner, firm, corporation, or other any entity (including any subsidiary, division or unit of a multi-strategy firm) (any such entity or subsidiary, division or unit thereof, a “Firm”) that, directly or indirectly, competes with the Company or is principally engaged in the business of investing (including, without limitation, the sourcing and/or management and/or acquisition or disposition of any investments) in the senior housing sector (including without limitation independent living, assisted living and/or memory care properties) in the United States (the “Business”). For the avoidance of doubt, (a) a Firm (whether such term is used to refer to only a subsidiary, division or unit of a larger entity or the entire entity) will be considered to be competing with the Company or principally engaged in the Business if any such Firm derives more than 20% of its consolidated gross revenues from the Business or is a newly established entity or a subsidiary, division or unit of an entity that is intended to be principally engaged in the Business and (b) the foregoing covenant shall not prevent you from being employed by, participate in or be connected with any Firm that is a multi-strategy Firm, so long as you do not provide services or advice, with or without specific compensation, to any Business of such Firm. For purposes of this Letter Agreement, the term “Restricted Period” means the twelve (12) month period following the termination of your employment.

You further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to during your employment with the Company and during the Restricted Period, in any manner, directly or indirectly:

(a)hire or Solicit (as hereinafter defined) the employment or services of any person who provided services to the Company or any of its affiliates, as an employee, independent contractor or consultant at the time of the termination of your employment with the Company or within six (6) months prior thereto;

(b)Solicit any person who is an employee of the Company or any of its affiliates to resign from the Company or such affiliate or to apply for or accept employment with any enterprise;

(c)accept employment or work, in any capacity (including as an employee, consultant or independent contractor), with any firm, corporation, partnership or other entity that is, directly or indirectly, owned or controlled by any Former Employee (as hereinafter defined) of the Company or any of its affiliates and that engages in the Business;

(d)Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with the Company or any of its affiliates) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was, during the twelve (12) months prior to your termination of employment, a Client, Investor, or Business Partner (as hereinafter defined) of the Company or any of its affiliates; or

(e)interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any of its affiliates and their respective Clients, Investors, Business Partners, or employees.

For purposes of this Letter Agreement, the term “Solicit” means, as applicable: (a) active solicitation of any Client, Investor, or Business Partner or Company employee; (b) the provision of non-public information regarding any Client, Investor, or Business Partner or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client, Investor, or Business Partner or attempting to hire any such Company employee; (c) participation in any meetings, discussions, or other communications with any third party regarding any Client, Investor, or Business Partner or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client, Investor, or Business Partner or employ such Company employee; and (d) any other intentional use of non-public information about any Client, Investor, or Business Partner, or Company employee for the purpose of assisting a third party to obtain business from Clients, Investors, or Business Partners, assisting a third party to hire any Company employee or causing harm to the business of the Company.

For purposes of this Letter Agreement, the term “Client,” “Investor,” or “Business Partner” shall mean (A) anyone who is or has been a client, investor, or business partner of the Company during your employment, but only if you had a direct relationship with, direct supervisory responsibility for or otherwise were directly involved with such Client, Investor, or Business Partner during your employment with the Company; and (B) any prospective client, investor, or business partner to whom the Company made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or six-month period immediately following, your employment termination (but only if initial discussions between the Company and such prospective Client, Investor, or Business Partner relating to the rendering of services occurred prior to the termination date, and only if you participated in or directly supervised such presentation and/or its preparation or the discussions leading up to it).

For purposes of this Letter Agreement, the term “Former Employee” shall mean anyone who was an employee of or exclusive consultant to the Company as of, or at any time during the one-year period immediately preceding, the termination of your employment.

Any works of authorship, databases, discoveries, developments, improvements, computer programs, or other intellectual property, etc. (“Works”) that you make or conceive, or have made or conceived, solely or jointly, during the period of your employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to or useful in the current or anticipated business or activities of the Company; (ii) fall within your responsibilities as employed by the Company; or (iii) are otherwise developed by you through the use of the Company’s confidential information, equipment, software, or other facilities or resources or at times during which you are or have been an employee constitute “work for hire” under the United States Copyright Act, as amended. If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then you hereby assign to the Company all rights, title and interest therein and shall cooperate to establish the Company’s ownership rights, including the execution of all documents necessary to establish the Company’s exclusive ownership rights.

As a condition of employment, you may be required to sign a confidentiality and proprietary rights agreement, in a form acceptable to you and the Company, and that agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with the Company or any of its affiliates. The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference.

The provisions set forth above in (or incorporated into) this “Protective Covenants” section, together with the Notice Period above, are collectively referred to in this Letter Agreement as the “Protective Covenants” (and each is a “Protective Covenant”).

Definitions:
“Cause” means (i) your commission of an act of fraud against the Company in the course of your service to the Company; (ii) your indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) your commission of an act which would make you subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) your willful misconduct in connection with your employment by the Company, including through the violation of any written Company code of conduct or other similar policy; (v) your willful breach of any restriction set forth in (or otherwise herein incorporated by reference into) the section above entitled “Protective Covenants;” or (vi) your commission of any material breach of any of the provisions or covenants (excluding the covenants set forth in or incorporated into the “Protective Covenant” section above) set forth herein; provided, however, that discharge pursuant to this clause (vi) shall not constitute discharge for “Cause” unless you have received written notice from the Company stating the nature of such breach and affording you an opportunity to correct fully the act(s) or omission(s), if such a breach is capable of correction, described in such notice within ten (10) days following your receipt of such notice.

“Disability” shall mean that you are eligible to receive income replacement benefits under a long term disability plan provided by the Company or its affiliates.

“Good Reason” shall mean (1) a material reduction in your Base Salary or Target Bonus opportunity or Target Award Value, (2) a material reduction of your duties, authority, responsibilities or reporting relationship, relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction, (3) a relocation of your work location by more than 35 miles or (4) the Company’s material breach of this Letter Agreement (which shall include, for the avoidance of doubt, the Company’s failure to timely grant the Sign-On Award); provided that in order to resign for Good Reason, you must provide written notice to the Company of the Good Reason condition within 30 days of its initial existence, and the Company will have 30 days during which it may cure such condition, and if such condition is not cured during such 30 day period, you must resign no later than 60 days following the expiration of the Company’s 30 day cure period.

Arbitration:
You agree to submit any claims arising out of this Letter Agreement or your employment and termination thereof to binding arbitration in accordance with the terms of Exhibit A, which are hereby incorporated herein by reference.

Governing Law:	This Letter Agreement will be covered by and construed in accordance with the laws of New York, without regard to the conflicts of laws provisions thereof. EXCEPT AS OTHERWISE PROVIDED IN EXHIBIT A, YOU HEREBY AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN A COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK AND WAIVE OBJECTION TO THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY SUCH COURT.

Section 409A:
The intent of the parties to this Letter Agreement is that payments and benefits hereunder comply with Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Letter Agreement, and no payment shall be due to you under this Letter Agreement, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any payments described in this Letter Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to you pursuant to this Letter Agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything to the contrary in this Letter Agreement, to the extent that any payments to be made upon your separation from service would result in the imposition of any individual penalty tax imposed under Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) your death. In the event that any amount payable to you under this Letter Agreement may be paid in two taxable years, depending on the date of execution of a Release, then to the extent required by Section 409A, payment will be made in the later taxable year.

Section 280G:
To the extent that any of the payments and benefits provided for under this Letter Agreement together with any payments or benefits under any other agreement or arrangement between the Company and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide you with an after-tax amount greater than if there was no reduction. Any reduction shall be done in a manner that maximizes the amount to be retained by you, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section will be next reduced prorata.

Miscellaneous; Acknowledgements; Protective Covenants Severable; Remedies Cumulative; Subsequent Employment Notice; Obligations; No Waiver; Cooperation; Withholding:
Notwithstanding the provisions of Exhibit A, if you commit a breach of any of the Protective Covenants provisions hereof, the Company shall have the right to have the provisions of this Letter Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may (a) in the event you breach, in any material respect, any Protective Covenant during the Restricted Period following a Qualifying Termination, claw back the Severance Benefits, in whole or in part, prorated based on the period of time during the Restricted Period that such breach occurred or is occurring and (b) take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

The parties acknowledge that (i) the type and periods of restriction imposed in the Protective Covenants are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company or other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope, geographic area and other provisions of the Protective Covenants have been specifically negotiated by sophisticated commercial parties, represented by legal counsel; and (iii) because of the nature of the business engaged in by the Company and the fact that investors can be and are serviced and investments can be and are made by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by you.

If any of the covenants contained in the Protective Covenants, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive or inapplicable to you in your capacity as an attorney in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in the Protective Covenants is separate, distinct and severable. For the avoidance of doubt, the covenants contained in the Protective Covenants, or any part thereof are not intended to bar you from performing solely legal functions for any entity or client provided that work does not involve or risk the disclosure of the Company’s attorney-client privileged information or other confidential information.

All rights, remedies and benefits expressly provided for in this Letter Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Letter Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived).

The existence of any claim, demand, action or cause of action of you against the Company or any of its affiliates, whether predicated on this Letter Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Letter Agreement. The temporal duration of the Protective Covenants shall not expire, and shall be tolled, during any period in which you are in violation of any of such Protective Covenants, and all such restrictions shall automatically be extended by the period of your violation of any such restrictions.

Prior to accepting employment with any person, firm, corporation or other entity during your employment by the Company or any of its affiliates or any period thereafter that you are subject to any of the Protective Covenants, you shall (1) notify the prospective employer in writing of your obligations under such provisions and (2) within thirty days after your commencement of employment with any new employer, provide written notice to the General Counsel at the Company of such new employment, identifying such new employer.

The failure of a party to this Letter Agreement to insist upon strict adherence to any term hereof on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no further force and effect. This Letter Agreement may be assigned by New Senior Investment Group Inc. to any affiliate thereof or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate person or entity.

You shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment. This provision shall survive any termination of this Letter Agreement.

The Company may withhold from any amounts and benefits due to you under this Letter Agreement such Federal, state and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

This Letter Agreement and Exhibit A contain the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement. If any provision of this Letter Agreement or Exhibit A is determined to be unenforceable, the remainder of this Letter Agreement or Exhibit A shall not be adversely affected thereby. Moreover, if any one or more of the provisions contained in this Letter Agreement or Exhibit A is held to be unenforceable, any such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law. In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements. Without limitation to the foregoing, you represent that you understand that you shall not be entitled to any equity interest, profits interest or other interest in the Company or any of its affiliates, except as expressly set forth in this Letter Agreement or in another writing signed by the Company. The Company’s affiliates are intended beneficiaries under this Letter Agreement.

[signatures on the following page.]

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below and return a copy to the Company to indicate your acceptance.

This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Sincerely,

NEW SENIOR INVESTMENT GROUP INC.

By: _____________________
Name: Susan GivensTitle: Chief Executive Officer

AGREED AND ACCEPTED AS OF ________________, 2019

______________________________
Lori B. Marino

[Signature Page to Employment Letter Agreement]
Exhibit A
Arbitration

(a)You and the Company agree that we shall first attempt to settle any controversy, dispute or claim arising out of or relating to your compensation, your employment or the termination thereof or the Letter Agreement or breach thereof (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of the Letter Agreement or the conduct and communications of us regarding the Letter Agreement and the subject matter of the Letter Agreement) through good faith negotiation. Any such controversy, dispute or claim, as described in the preceding sentence, will be referred to herein as a “Dispute”. If such negotiations fail to reach a resolution of the Dispute within forty-five (45) days after a party initially provides written notice (either by letter or electronically) of any such Dispute either party may initiate arbitration proceedings in accordance with this Exhibit A. The parties agree to resolve any Dispute by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or a successor organization, for binding arbitration located in New York City, New York by a single arbitrator pursuant to its Employment Arbitration Rules & Procedures. The JAMS Employment Arbitration Rules & Procedures are available online at https://www.jamsadr.com/rules-employment-arbitration/. Except as otherwise authorized by applicable law, all awards of the arbitrator shall be binding and non-appealable. The arbitrator’s final award shall be in writing made and delivered to the parties within thirty (30) calendar days following the close of the hearing and shall provide a reasoned basis for the resolution of any Dispute and any relief provided. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply New York law to the merits of any Dispute, without reference to the rules of conflicts of law applicable therein. The arbitrator shall be bound by and strictly enforce the terms of the Letter Agreement and this Exhibit and may not limit, expand or otherwise modify their terms. The arbitrator may grant injunctions or other relief. Notwithstanding anything else set forth herein, the Company shall not be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided, including without limitation, with respect to any Dispute relating to the Protective Covenants under the Letter Agreement or any confidentiality obligations under your Confidentiality and Proprietary Rights Agreement.

(b)You acknowledge that you have read and understand this Exhibit A to the Letter Agreement. You understand that by signing the Letter Agreement, you agree to submit any Dispute to binding arbitration, and that this arbitration provision constitutes a waiver of your rights to a jury trial and relates to the resolution of all Disputes relating to all aspects of the employer/employee relationship to the greatest extent permitted by law, including but not limited to the following:

(i)Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New York City Administrative Code, the New York Labor Law, the New York Human Rights Law, and the New York City Human Rights Law;

(iii)Any and all claims arising out of or relating to your compensation, including without limitation, any carried interest, points interest, or any equity based incentive plan or award agreement, all such claims to be governed by the terms and conditions of any such plan or award agreement; and

(iv)Any and all claims arising out of any other federal, state or local laws or regulations relating to employment, harassment or employment discrimination.

(c)The following Disputes are excluded from mandatory arbitration under this Letter Agreement:

(i)claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; and

(ii)any other dispute or claim that has been expressly excluded from arbitration by statute or other applicable law.

Nothing in this Letter Agreement should be interpreted as restricting or prohibiting you from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Commission, any other federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable, federal, state, or municipal law or regulation. A federal, state, or local agency would also be entitled to investigate the charge in accordance with applicable law. However, any Dispute that is covered by this Letter Agreement but not resolved through the federal, state, or local agency proceedings must be submitted to arbitration in accordance with this Letter Agreement.

(d)You further understand that other options such as federal and state administrative remedies and judicial remedies exist and acknowledge and agree that by signing the Letter Agreement and agreeing to the terms of this Exhibit A these remedies are forever precluded and that regardless of the nature of your complaints, you acknowledge and agree that it can only be resolved by arbitration.

(e)It is understood and agreed that, unless expressly authorized by statutory law, the arbitrator shall not have the right or authority to enter any award of punitive damages.

(f)The fees and expenses of the arbitrator and all other expenses of the arbitration shall be borne by the parties equally. Each party shall bear the expenses of its own counsel, experts, and presentation of proof.

(g)The substance and result of any arbitration under this Exhibit A to the Letter Agreement and all information and documents disclosed in any such arbitration by any person shall be treated as confidential (and as Proprietary Information under the Confidentiality and Proprietary Rights Agreement subject to the terms thereof), except that disclosures may be made to the extent necessary (i) to enforce a final settlement agreement between the parties or (ii) to obtain and secure enforcement, or a judgment on, an award issued pursuant to this Exhibit A to the Letter Agreement.

(h)Class, Collective, and Representative Action Waiver - You agree that, with respect to any claims that are subject to arbitration under Section (b) of this Exhibit A to the Letter Agreement, in any forum whether arbitration or otherwise, you shall not be entitled to (i) join or consolidate claims by other individuals or entities against the Company, including but not limited to by becoming a member of a class in a class action; (ii) arbitrate any claim as a representative or participate in a class, representative, multi-plaintiff, or collective action or (iii) bring any such claim in a private attorney general capacity. Any attempt to proceed in arbitration, court or any other forum on anything other than an individual basis shall be void ab initio and be precluded by every tribunal in which any such action is brought. If, despite the parties’ express intent to proceed only in individual arbitration, a court nonetheless orders that a class, collective, mass or other representative or joint action should proceed, in no event will such action proceed in an arbitration forum and may proceed only in court. Any issue concerning the validity or enforceability of this class, collective and representative action waiver must be decided only by a court and an arbitrator shall not have authority to consider the issue of the validity or enforceability of this Section (h).

(i)Time Limitation on Filing Claims - The parties hereby acknowledge and agree that, unless prohibited by law, any arbitration, suit, action or other proceeding relating to this Exhibit A must be brought within the shorter of: (i) the statute of limitations that is applicable to the claim(s) upon which the arbitration, suit, action or other legal proceeding is sought or required; or (ii) two (2) years after the occurrence of the act or omission that is the subject of the arbitration, suit, action or other legal proceeding. Any failure to file a demand for arbitration within this time frame and according to these rules shall constitute a waiver of all rights to raise any claim in any forum arising out of any dispute that was subject to arbitration. All such untimely claims shall be deemed barred by the applicable statute of limitations. The date of the filing is the date on which written notice by the party seeking arbitration stating that party’s intention to arbitrate is received by JAMS.

(j)In the event any notice is required to be given under the terms of this Exhibit A, it shall be delivered in writing, if to you, to your last known address, and if to the Company, to the attention of the General Counsel of the Company.

(k)If any provision of this Exhibit A is determined to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to the given circumstances, or will be deleted from this Exhibit A, as the situation may require, and this Exhibit A shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the parties that had they known of such invalidity or unenforceability at the time of entering into this Exhibit A, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions, only to the maximum scope and application permitted by law, as the case may be. The parties expressly acknowledge and agree that it is their intent that the inclusion or exclusion of no provision or provisions is to interfere with or negate the arbitration and class/collective waiver provision of this Exhibit A and this Exhibit A is to be modified in scope and application in every instance needed to permit the enforceability of those provisions. In the event such total or partial invalidity or unenforceability of any provision of this Exhibit A exists only with respect to the laws of a particular jurisdiction, this Section will operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision.

(l)Except as otherwise expressly set forth herein, all capitalized defined terms shall have the same meaning as set forth in the Letter Agreement.

AGREED TO AND ACCEPTED:

_______________________________
Lori B. Marino
_____________________________
Date
21